Exhibit 99.1

PRESS RELEASE

RigNet Announces TSI Restructuring Plan

HOUSTON – May 20, 2016 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions focusing on serving energy facilities, maritime vessels and other global remote locations, announces a restructuring of its Telecoms Systems Integration (“TSI”) business into its Managed Services business.

In order to better utilize sales, technical, operating and administrative personnel across the businesses and also to refocus the TSI business at projects having better opportunities for recurring communications services, RigNet announced a restructuring of its TSI business effective May 20, 2016. In connection with the restructuring, the former TSI business has been renamed RigNet Systems Integration and Automation and now reports to Hector Maytorena, Group Vice President – Managed Services. The new integrated structure will result in the reduction of annual costs of approximately $1.0 million. Also, in connection with the restructuring, Mr. Gerry Gutierrez, Group Vice President of TSI departed the Company.

The Company’s Interim CEO and President, Marty Jimmerson, said “This restructuring allows us to fully integrate TSI into our Managed Services that will enhance our service capabilities across the full spectrum of our business as well as reduce both risk and costs in this challenging environment. We appreciate Gerry’s contributions to growing TSI and we wish him well in his future endeavors. With the efficiencies and synergies of this restructured business, we are committed to growing the business and serving our customers.”

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions focusing on serving energy facilities, maritime vessels and other global remote locations. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to more than 1,000 remote sites in over 50 countries on six continents. RigNet is based in Houston, Texas

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Charles E. Schneider

SVP and Chief Financial Officer

RigNet, Inc.

Tel: +1 (281) 674-0699

investor.relations@rig.net